CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717 and 333-136728 on Form S-8 and Nos. 333-188579, 333-184868 and 333-171118 on Form S-3 of our report dated September 25, 2013, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on or about September 27, 2013.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

September 25, 2013